Exhibit 99.1

For Immediate Release	News Release Contact: Kelly Dilts, SVP, Finance & IR (281) 776-7239 Ken Dennard Dennard • Lascar Associates (713) 529-6600

MEN’S WEARHOUSE BOARD PROMOTES BLAKE TO PRESIDENT

FREMONT, CA — September 16, 2014 — Men’s Wearhouse (NYSE: MW) today announced that its Board of Directors has named Mary Beth Blake as the Company’s President and Chief Merchandising Officer, effective September 10, 2014.  She was previously Executive Vice President and Chief Merchandising Officer.  She will continue reporting to Doug Ewert, Men’s Wearhouse CEO.

Commenting on Ms. Blake’s appointment, Ewert stated, “Mary Beth has been an integral part of our management team since 2008 and has spent her entire career developing creative initiatives to drive sales, expand gross margins and build successful teams.”

From 2013 to 2014, Blake was Executive Vice President and Chief Merchandising Officer and from 2008 to 2013 she was the President of K&G. Before joining K&G, she was with Macy’s Midwest Division as Senior Vice President, General Merchandise Manager for Men’s and Children’s. Blake began her career in merchandising in 1989 with May Department Stores, Famous Barr Division, in St. Louis and successfully worked her way up through that organization, starting as an Assistant Buyer to being appointed Senior Vice President, General Merchandise Manager in September 2002.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,756 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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